EXHIBIT 21

LIST OF SUBSIDIARIES

Unless otherwise noted, all of the entities listed below are subsidiaries of K•Swiss Inc.

1.	K•Swiss Pacific Inc., a Massachusetts corporation.
2.	K•Swiss International Ltd., a corporation organized under the laws of Bermuda.
3.	KS UK Ltd., a United Kingdom corporation.
4.	K•Swiss Europe B.V., a Dutch corporation.
5.	K•Swiss S.A. de C.V., a Mexico corporation.
6.	K•Swiss Australia Pty. Ltd., an Australia corporation.
7.	K•Swiss Direct Inc., a California corporation.
8.	K•Swiss Sales Corp., a Delaware corporation.
9.	K•Swiss NS Inc., a Delaware corporation.
10.	K•Swiss Canada Corp., a Nova Scotia corporation.
11.	1166789 Ontario Inc., an Ontario, Canada corporation.
12.	K•Swiss Germany GmbH, a Germany corporation.
13.	K•Swiss France SAS, a France corporation.
14.	K•Swiss S.r.l., an Italy corporation.
15.	K•Swiss Singapore Private Ltd., a Singapore corporation.
16.	K•Swiss Retail Ltd., a United Kingdom corporation.
17.	K•Swiss Iberia S.L., a Spain corporation.
18.	Royal Elastics LLC, a Delaware limited liability company.
19.	Royal Elastics Inc., a California corporation.
20.	ARFI SAS, a France corporation.
21.	Palladium SAS, a France corporation.
22.	K•Swiss International Manufacturing Ltd., a Bermuda corporation.
23.	K•Swiss (Hong Kong) Ltd., a Bermuda corporation.
24.	K•Swiss Japan GK, a Japan corporation.
25.	K•Swiss International Manufacturing Ltd., a Hong Kong corporation.